Exhibit 99.1

Contact:

Jeffrey J. Carfora, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS A STRONG FIRST QUARTER AND

DECLARES ITS QUARTERLY CASH DIVIDEND

Bedminster, N.J. – April 27, 2018 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) (the “Company”) recorded net income of $10.81 million and diluted earnings per share of $0.57 for the quarter ended March 31, 2018, compared to $7.98 million and $0.46, respectively, for the quarter ended March 31, 2017, reflecting increases of $2.83 million, or 35 percent, and $0.11 per share, or 24 percent, respectively.

Executive Summary:

The following tables summarize specified financial measures for the periods shown. The explanatory footnotes following each table are integral to the table.

March 2018 Quarter Compared to Prior Year Quarter

	Qtr ended	Qtr ended
	March	March	Increase/
(Dollars in millions, except per share data)	2018 (1)	2017	(Decrease)
Net interest income	$28.39	$25.59	2.80	11%
Provision for loan and lease losses	1.25	1.60	(0.35)	(22)
Net interest income after provision	27.14	23.99	3.15	13
Wealth management fee income	8.37	4.82	3.55	74
Other income	1.85	2.20	(0.35)	(16)
Total other income	10.22	7.02	3.20	46
Operating expenses	23.34	19.30	4.04	21
Pretax income	14.02	11.71	2.31	20
Income tax expense	3.21 (2)	3.73 (2)	(0.52)	(14)
Net income	$10.81	$7.98	2.83	35%
Diluted EPS	$0.57	$0.46	0.11	24%

Return on average assets annualized	1.01%	0.82%	0.19
Return on average equity annualized	10.54%	9.62%	0.92

(1)	The March 2018 quarter included results of operations of the Equipment Finance team hired in April 2017, Murphy Capital Management, acquired effective August 1, 2017, and Quadrant Capital Management, acquired effective November 1, 2017.

(2)	The March 2018 quarter reflected the reduced Federal income tax rate due to the new tax law signed in December 2017. The March 2018 quarter included a $362 thousand reduction in income taxes, while the March 2017 quarter included a $662 thousand reduction in income taxes, both associated with the vesting of restricted stock under ASU 2016-09.

March 2018 Quarter Compared to Linked Quarter

	Qtr ended		Qtr ended
	March		December		Increase/
(Dollars in millions, except per share data)	2018		2017		(Decrease)
Net interest income	$28.39		$28.59		$(0.20)	(1)%
Provision for loan and lease losses	1.25		1.65		(0.40)	(24)
Net interest income after provision	27.14		26.94		0.20	1
Wealth management fee income	8.37	(1)	7.49		0.88	12
Other income	1.85		3.11	(2)	(1.26)	(41)
Total other income	10.22		10.60		(0.38)	(4)
Operating expenses	23.34	(1)	24.25	(3)	(0.91)	(4)
Pretax income	14.02		13.29		0.73	5
Income tax expense	3.21	(5)	2.92	(4)	0.29	10
Net income	$10.81		$10.37		$0.44	4%
Diluted EPS	$0.57		$0.56		$0.01	2%

Return on average assets annualized	1.01%		0.98%		0.03
Return on average equity annualized	10.54%		10.61%		(0.07)

(1)	The March 2018 quarter included a full three months of operations of Quadrant Capital Management, acquired effective November 1, 2017. (The December 2017 quarter included two months of operations.)
(2)	The December 2017 quarter included $378 thousand of gains on sales of loans held for sale at lower of cost or fair value.
(3)	The December 2017 quarter included $300 thousand of investment banking expenses related to the Quadrant Capital Management acquisition, and also included $1.3 million of separation expenses related to two senior officers.
(4)	The December 2017 quarter included a $1.60 million tax benefit from the reduction of the Company’s deferred tax liability due to the new tax law.
(5)

The March 2018 quarter reflected the reduced Federal income tax rate due to the new tax law.

The March 2018 quarter also included a $362 thousand reduction in income taxes, associated with the vesting of restricted stock under ASU 2016-09.

Douglas L. Kennedy, President and CEO, said “We had a good start to 2018, as we continued to execute on our strategic plan – Expanding Our Reach. Earnings per share growth was 24 percent over the same quarter last year and return on average equity was 10.54 percent for the first quarter of 2018.”

Highlights for the quarter included:

•	Wealth Management remains integral to the strategy and diversified revenue sources:
o	The March 2018 quarter included results from both Quadrant Capital Management, acquired November 1, 2017, and Murphy Capital Management, acquired August 1, 2017.
o	At March 31, 2018, the market value of AUM/AUA at the Private Wealth Management Division of Peapack-Gladstone Bank (the “Bank”) increased $1.8 billion to $5.6 billion from $3.8 billion at March 31, 2017, reflecting growth of 47 percent. Organic growth was $500 million of the $1.8 billion in growth, while acquisitions accounted for $1.3 billion of the growth.
o	Fee income from the Private Wealth Management Division totaled $8.4 million for the quarter ended March 31, 2018, an increase of $3.5 million, or 74 percent, from $4.8 million for the quarter ended March 31, 2017.
o	Wealth management fee income, comprised approximately 22 percent of the Company’s total revenue for the quarter ended March 31, 2018, contributed significantly to the Company’s diversified revenue sources.
o	In addition to wealth income, also contributing to the Company’s diversified revenue sources is fee income related to loan level, back-to-back swaps, and gain on sale of SBA loans. (At March 31, 2018, there were approximately $3 million of SBA loans held for sale).

•	The balance sheet growth was managed with a focus on Commercial and Industrial lending:
o	Loans at March 31, 2018 totaled $3.71 billion. This reflected net growth of $272 million, or 8 percent, when compared to the $3.44 billion at March 31, 2017.
o	During the second quarter of 2017, the Company hired a team of highly experienced bankers to focus on equipment financing. Net outstanding financings from this business totaled $178 million as of March 31, 2018, and were included in total commercial and industrial (“C&I”) loans.
o	Total C&I loans at March 31, 2018 were $997 million. This reflected net growth of $309 million (45 percent) when compared to $688 million in C&I loans at March 31, 2017.
o	The Company continued to manage its balance sheet such that lower yielding multifamily loans decline as a percentage of the overall loan portfolio and higher yielding C&I loans become a larger percentage of the overall loan portfolio. As of March 31, 2018, total C&I loans comprised 27 percent of the total loan portfolio, as compared to 20 percent a year earlier. As of March 31, 2018, total multifamily loans comprised of 37 percent of the total loan portfolio, as compared to 43 percent a year earlier.
o	The Bank’s concentration in multifamily and investor commercial real estate loans declined to 446 percent of risk based capital at March 31, 2018 from 552 percent at March 31, 2017.

o	Total “customer” deposit balances (defined as deposits excluding brokered CDs and brokered “overnight” interest-bearing demand deposits) totaled $3.30 billion at March 31, 2018. This reflected net growth of $143 million (5 percent) when compared to $3.16 billion of total “customer” deposit balances at March 31, 2017. During the March 2018 quarter, $66 million of listing service deposits matured – the Company has chosen to not participate in listing service programs at this time, so maturing listing service deposits are not replaced with new listing service deposits. Other net deposit outflows in the quarter were concentrated primarily in a small number of larger depositors, who remain clients of the Company.
•	Capital and asset quality continue to be strong.
o	Asset quality metrics continued to be strong at March 31, 2018. Nonperforming assets at March 31, 2018 were $15.4 million, or 0.36 percent of total assets. Total loans past due 30 through 89 days and still accruing were $674 thousand, or 0.02 percent of total loans at March 31, 2018.
o	The Company’s and Bank’s capital ratios at March 31, 2018 all increased compared to the December 31, 2017 levels. These capital positions were benefitted by net income of $10.81 million and $10.62 million of voluntary share purchases under the Dividend Reinvestment Plan for the first quarter of 2018.

Supplemental Quarterly Details:

Wealth Management Business

In the March 2018 quarter, the Bank’s wealth management business generated $8.37 million in fee income compared to $7.49 million for the December 2017 quarter, and $4.82 million for the March 2017 quarter.

The March 2018 quarter included a full three months of income related to Murphy Capital, which was acquired effective August 1, 2017, and three months of income related to Quadrant, which was acquired effective November 1, 2017. The March 2018 quarter included increased “recurring type” fee income (tied principally to asset management fees and custody fees), which was due to net inflows from new business, as well as additions to accounts from existing clients, partially offset by normal levels of disbursements and outflows.

John P. Babcock, President of the PGB Private Wealth Management Division, said “We continue to provide personalized, pro-active advice. Our new business pipeline continues to be strong and we expect continued growth through potential strategic acquisitions of wealth management firms, as well as organically.”

Loans

For the quarter ended March 31, 2018, total commercial and industrial loans grew $38 million (4 percent for the quarter, or 16 percent annualized) to $997 million at the end of the first quarter, compared to $958 million at end of year 2017. Additionally, commercial mortgage loans grew $17 million (3 percent for the quarter, or 11 percent annualized) to $644 million at the end of the first quarter, compared to $627 million at end of year 2017. This growth was principally funded by reductions in lower yielding multifamily and 1-4 family residential loans, as well as a partial paydown of a large investment credit line (included in consumer loans).

Mr. Kennedy said, “Our private banking business model addresses the needs and expectations of successful business owners and entrepreneurs. We have the capability to engage in high level strategic debt, capital and valuation analysis coupled with succession, estate and wealth planning strategies, enabling us to provide a unique boutique level of service.”

Funding

As noted previously, during the first quarter of 2018, $66 million of listing service deposits matured - the Company has chosen not to participate in listing service programs at this time, so maturing listing service deposits are not replaced with new listing service deposits. Other net deposit outflows in the quarter were concentrated primarily in a small number of larger depositors, who remain clients of the Company.

Managed reductions in the lower yielding multifamily, 1-4 family residential, and investment credit line loan portfolios of $48 million funded the increased higher yielding C&I portfolio ($38 million), and commercial mortgage portfolio ($17 million). Capital growth of $19 million and overnight borrowings of $216 million funded the matured listing service deposits of $66 million, other net deposit outflows discussed above of $80 million, increased on balance sheet liquidity (cash and securities) by $60 million, and maturity of FHLB advances of $15 million.

In addition to approximately $501 million of cash, cash equivalents and investment securities on its balance sheet, the Company also had approximately $1.3 billion of secured funding available from the Federal Home Loan Bank, of which $239 million was drawn as of March 31, 2018.

Mr. Kennedy noted, “The Company continues to focus on providing high touch client service, a key element in growing its personal and commercial core deposit base. The Company expects that our treasury management capabilities, including our new Treasury Management platform and our new escrow management product software, as well as added treasury management sales professionals and private bankers, will result in growth of commercial deposits.”

Mr. Kennedy added, “Our overall loan growth will continue to be governed by our continued ability to generate value-added core deposits, and by our in-house relationship-based loan profitability model used to manage the origination of loans with competitive risk-adjusted returns.”

Net Interest Income / Net Interest Margin

Net interest income and net interest margin were $28.39 million and 2.76 percent for the first quarter of 2018, compared to $28.59 million and 2.78 percent for the fourth quarter of 2017, and compared to $25.59 million and 2.71 percent for the same quarter last year. Net interest income for the first quarter of 2018 benefitted from loan growth as well as $433 thousand (approximately 4 basis points of net interest margin) of prepayment premiums received on the prepayment of multifamily loans, which reflected a decrease from $945 thousand (approximately 9 basis points of net interest margin) for the December 2017 quarter and a decrease from $515 thousand (approximately 6 basis points of net interest margin) in the March 2017 quarter. In addition, the March 2018 quarter included three months of the subordinated debt issued in mid-December 2017.

Net interest margin for the first quarter of 2018 decreased when compared to the fourth quarter of 2017, and increased from the same quarter of 2017. The increase from the first quarter of 2017 was due to the effect of the increased market rates on our adjustable rate assets, partially offset by an increase in our cost of deposits and lower prepayment penalties. The decrease from the previous quarter was due to the significantly higher prepayment premiums in the December 2017 quarter. The issuance of $35 million of subordinated debt issued in mid-December 2017 also negatively impacted net interest margin slightly in the March 2018 quarter.

Excluding the effect of prepayment premiums, net interest margins would have been 2.72 percent, 2.69 percent, and 2.65 percent for the March 2018 quarter, December 2017 quarter, and the March 2017 quarter, respectively.

The Company’s interest rate sensitivity models indicate that the Company’s net interest income and margin would improve slightly in a rising interest rate environment. However, such income and margin may also be impacted by competitive pressures in attracting and/or retaining deposits.

Other Noninterest Income

The first quarter of 2018 included $31 thousand of income related to the Company’s SBA lending and sale program, compared to $774 thousand generated in the December 2017 quarter, and $155 thousand in the March 2017 quarter. At March 31, 2018, there were approximately $3 million of SBA loans held for sale. Such loans were sold in early April at a gain of approximately $275 thousand.

The first quarter of 2018 also included $252 thousand of loan level, back-to-back swap income compared to $179 thousand in the December 2017 quarter and $456 thousand in the March 2017 quarter. This program provides a borrower with a fixed interest rate on a loan, while providing an adjustable rate to the Company, thus helping to manage the Company’s interest rate risk, while contributing to income.

The Company noted that income from both of these programs are not linear each quarter, as some quarters will be higher than others.

The March 2018 quarter included a negative $78 thousand mark to market adjustment of a CRA investment security which is classified as an equity security. Such security has been owned for years for CRA purposes, but under Accounting Standards Update 2016-01, Financial Instruments, equity securities now require a quarterly mark to market through the income statement.

Operating Expenses

The Company’s total operating expenses were $23.34 million for the quarter ended March 31, 2018, compared to $24.25 million for the December 2017 quarter and $19.30 million for the March 2017 quarter.

Compensation and employee benefits expense for the March 2018 quarter was $14.58 million compared to $15.30 million for the December 2017 quarter, and $11.91 million for the March 2017 quarter. The March 2018 quarter included a full quarter of expense related to the Equipment Finance team (who joined in April 2017) Murphy Capital (which closed in August 2017), and Quadrant (which closed in November 2017). Strategic hiring, normal salary increases and increased bonus/incentive accruals associated with the Company’s profitability and growth also contributed to the increase for the March 2018 quarter as compared to the March 2017 quarter. Additionally, the Company recorded expense of $1.3 million related to the separation of two senior officers in the December 2017 quarter.

Other expenses for the March 2018 quarter were $4.91 million compared to $5.27 million for the December 2017 quarter and $3.89 million for the March 2017 quarter. The March 2018 quarter included a full quarter of other expenses related to the Equipment Finance business, Murphy Capital, and Quadrant. The December 2017 quarter included approximately $300 thousand of investment banking fee expenses related to the Quadrant acquisition. Further, when compared to the March 2017 quarter, the March 2018 quarter included increased advertising and marketing expenses relating to various target marketing campaigns.

Income Taxes

The March 2018 quarter included a reduced Federal income tax rate due to the new tax law signed in December 2017. The March 2018 quarter also included a $362 thousand reduction in income taxes, while the March 2017 quarter included a $662 thousand reduction in income taxes, both associated with the vesting of restricted stock under ASU 2016-09. The December 2017 quarter included a $1.60 million tax benefit from the reduction of the Company’s deferred tax liability due to the new tax law. The effective tax rate for the March 2018 quarter was 22.9 percent. Excluding the $362 thousand benefit associated with ASU 2016-09, the effective tax rate for the March 2018 quarter would have been 25.5 percent.

Provision for Loan and Lease Losses / Asset Quality

For the quarter ended March 31, 2018, the Company’s provision for loan and lease losses was $1.25 million, compared to $1.65 million for the December 2017 quarter and $1.60 million for the March 2017 quarter. The Company’s provision for loan and lease losses (and its allowance for loan and lease losses) reflect, among other things, the Company’s asset quality metrics, net loan growth and the composition of the loan portfolio.

At March 31, 2018, the allowance for loan and lease losses of $37.70 million (283 percent of nonperforming loans and 1.02 percent of total loans), compared to $36.44 million at December 31, 2017 (269 percent of nonperforming loans and 0.98 percent of total loans), and $33.61 million (292 percent of nonperforming loans and 0.98 percent of total loans) at March 31, 2017.

Nonperforming assets at March 31, 2018 (which does not include troubled debt restructured loans that are performing in accordance with their terms) were $15.4 million, or 0.36 percent of total assets, compared to $15.6 million, or 0.37 percent of total assets, at December 31, 2017 and $12.2 million, or 0.31 percent of total assets, at March 31, 2017. Total loans past due 30 through 89 days and still accruing were $674 thousand at March 31, 2018, compared to $246 thousand at December 31, 2017 and $622 thousand at March 31, 2017.

Capital / Dividends

The Company’s and Bank’s capital positions in the March 2018 quarter benefitted by net income of $10.81 million and $10.62 million of voluntary share purchases under the Dividend Reinvestment Plan. Voluntary share purchases in the Dividend Reinvestment Plan can be filled from the Company’s authorized but unissued shares and/or in the open market, at the discretion of the Company – all of the share purchases in the March 2018 quarter were from authorized but unissued shares. The Company’s and Bank’s March 2018 and December 2017 regulatory capital positions were also benefitted by the mid-December 2017 subordinated debt issuance, and subsequent downstream of a large portion of the proceeds to the Bank as regulatory capital.

The Bank’s regulatory capital ratios are all above the ratios to be considered well capitalized under regulatory guidance.

On April 24, 2018, the Company’s Board of Directors declared a cash dividend of $0.05 per share payable on May 22, 2018 to shareholders of record on May 8, 2018.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $4.34 billion as of March 31, 2018. Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to businesses, non-profits and consumers, which help them to establish, maintain and expand their legacy. Through its private banking locations in Bedminster, Morristown, Princeton and Teaneck, its Private Wealth Management Division, and its branch network and online platforms, Peapack-Gladstone Bank offers an unparalleled commitment to client service.

The foregoing may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•	inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;
•	the impact of anticipated higher operating expenses in 2018 and beyond;
•	inability to manage our growth;
•	inability to successfully integrate our expanded employee base;
•	unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the interest rate environment and/or highly competitive market;

•	declines in the value in our investment portfolio;
•	higher than expected increases in our allowance for loan and lease losses;
•	higher than expected increases in loan and lease losses or in the level of nonperforming loans;
•	unexpected changes in interest rates;
•	unexpected decline in real estate values within our market areas;
•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) that may result in increased compliance costs;
•	successful cyberattacks against our IT infrastructure and that of our IT providers;
•	higher than expected FDIC insurance premiums;
•	adverse weather conditions;
•	inability to successfully generate new business in new geographic markets;
•	inability to execute upon new business initiatives;
•	lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2017. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
Income Statement Data:
Interest income	$37,068	$36,439	$37,491	$33,412	$31,385
Interest expense	8,675	7,853	7,499	6,440	5,794
Net interest income	28,393	28,586	29,992	26,972	25,591
Provision for loan and lease losses	1,250	1,650	400	2,200	1,600
Net interest income after
provision for loan and lease losses	27,143	26,936	29,592	24,772	23,991
Wealth management fee income	8,367	7,489	5,790	5,086	4,818
Service charges and fees	831	837	816	815	771
Bank owned life insurance	336	341	343	350	322
Gain on loans held for sale at fair
value (Mortgage banking)	94	122	141	91	47
Gain on loans held for sale at
lower of cost or fair value	—	378	34	—	—
Fee income related to loan level,
back-to-back swaps	252	179	888	1,291	456
Gain on sale of SBA loans	31	774	493	142	155
Other income	382	486	326	396	450
Securities losses, net	(78)	—	—	—	—
Total other income	10,215	10,606	8,831	8,171	7,019
Salaries and employee benefits	14,579	15,296	13,996	12,751	11,913
Premises and equipment	3,270	3,194	2,945	3,033	2,816
FDIC insurance expense	580	495	583	602	686
Other expenses	4,908	5,266	4,437	3,709	3,889
Total operating expenses	23,337	24,251	21,961	20,095	19,304
Income before income taxes	14,021	13,291	16,462	12,848	11,706
Income tax expense	3,214	2,922	6,256	4,908	3,724
Net income	$10,807	$10,369	$10,206	$7,940	$7,982

Total revenue (A)	$38,608	$39,192	$38,823	$35,143	$32,610
Per Common Share Data:
Earnings per share (basic)	$0.58	$0.57	$0.57	$0.45	$0.47
Earnings per share (diluted)	0.57	0.56	0.56	0.45	0.46
Weighted average number of
common shares outstanding:
Basic	18,608,309	18,197,708	17,800,153	17,505,638	17,121,631
Diluted	18,908,692	18,527,829	18,123,268	17,756,390	17,438,907
Performance Ratios:
Return on average assets annualized (ROAA)	1.01%	0.98%	0.97%	0.79%	0.82%
Return on average equity annualized (ROAE)	10.54%	10.61%	11.09%	9.06%	9.62%
Net interest margin (tax- equivalent basis)	2.76%	2.78%	2.95%	2.76%	2.71%
GAAP efficiency ratio (B)	60.45%	61.88%	56.57%	57.18%	59.20%
Operating expenses / average
assets annualized	2.19%	2.28%	2.10%	2.00%	1.97%

(A)	Total revenue includes net interest income plus total other income.
(B)	Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see Non-GAAP financial measures reconciliation included in these tables beginning on page 22.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
ASSETS
Cash and due from banks	$4,223	$4,415	$4,446	$4,119	$4,910
Federal funds sold	101	101	101	101	101
Interest-earning deposits	149,192	108,931	88,793	89,600	113,953
Total cash and cash equivalents	153,516	113,447	93,340	93,820	118,964

Securities available for sale	342,553	327,633	315,112	315,224	300,232
Equity security (A)	4,746	—	—	—	—
FHLB and FRB stock, at cost	23,703	13,378	13,589	18,487	15,436

Residential mortgage (B)	567,885	577,340	605,015	611,316	571,496
Multifamily mortgage	1,366,712	1,388,958	1,441,851	1,504,581	1,468,890
Commercial mortgage	643,761	626,656	625,467	609,444	573,253
Commercial loans (B)	996,788	958,481	845,831	800,927	687,805
Consumer loans	71,580	86,277	81,671	72,943	69,802
Home equity lines of credit	64,570	67,497	68,787	67,051	68,055
Other loans	420	402	815	458	477
Total loans	3,711,716	3,705,611	3,669,437	3,666,720	3,439,778
Less: Allowances for loan and lease losses	37,696	36,440	35,915	35,751	33,610
Net loans	3,674,020	3,669,171	3,633,522	3,630,969	3,406,168

Premises and equipment	28,923	29,476	29,832	29,806	30,113
Other real estate owned	2,090	2,090	137	373	671
Accrued interest receivable	7,306	9,452	6,803	6,776	6,823
Bank owned life insurance	44,779	44,586	44,380	44,172	43,992
Deferred tax assets, net	629	552	16,636	16,912	15,325
Goodwill and other intangible assets (C)	23,656	23,836	15,064	3,095	3,126
Other assets (D)	30,573	26,926	7,917	6,045	6,712
TOTAL ASSETS	$4,336,494	$4,260,547	$4,176,332	$4,165,679	$3,947,562

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$536,054	$539,304	$557,117	$548,427	$528,554
Interest-bearing demand deposits	1,089,980	1,152,483	1,144,714	1,085,805	1,015,178
Savings	126,026	119,556	121,830	121,480	122,262
Money market accounts	1,006,540	1,091,385	1,046,997	1,081,366	1,049,909
Certificates of deposit – Retail	540,942	543,035	528,251	475,395	440,991
Subtotal “customer” deposits	3,299,542	3,445,763	3,398,909	3,312,473	3,156,894
IB Demand – Brokered	180,000	180,000	180,000	180,000	180,000
Certificates of deposit – Brokered	72,614	72,591	83,788	88,780	93,750
Total deposits	3,552,156	3,698,354	3,662,697	3,581,253	3,430,644

Overnight borrowings	216,000	—	—	87,000	34,550
Federal home loan bank advances	22,898	37,898	49,898	58,795	58,795
Capital lease obligation	8,900	9,072	9,240	9,407	9,556
Subordinated debt, net	83,079	83,024	48,862	48,829	48,796
Other liabilities	31,055	28,521	25,699	23,548	24,293
TOTAL LIABILITIES	3,914,088	3,856,869	3,796,396	3,808,832	3,606,634
Shareholders’ equity	422,406	403,678	379,936	356,847	340,928
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$4,336,494	$4,260,547	$4,176,332	$4,165,679	$3,947,562

Assets under management and / or
administration at Peapack-Gladstone
Bank’s Private Wealth Management
Division (market value, not
included above-dollars in billions)	$5.6	$5.5	$4.8	$3.9	$3.8

(A)	Represents investment in CRA Investment Fund. This investment was classified as an equity security, carried at market, in accordance with the adoption of Accounting Standard Update 2016-01, Financial Instruments on January 1, 2018.
(B)	Includes loans held for sale at fair value and/or lower cost or market.
(C)	Includes goodwill and intangibles from the Murphy Capital Management and the Quadrant Capital Management acquisitions completed in August and November 2017, respectively.
(D)	Increase principally due to prepaid taxes.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
Asset Quality:
Loans past due over 90 days
and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans (A)	13,314	13,530	15,367	15,643	11,494
Other real estate owned	2,090	2,090	137	373	671
Total nonperforming assets	$15,404	$15,620	$15,504	$16,016	$12,165

Nonperforming loans to
total loans	0.36%	0.37%	0.42%	0.43%	0.33%
Nonperforming assets to
total assets	0.36%	0.37%	0.37%	0.38%	0.31%

Performing TDRs (B)(C)	$7,888	$9,514	$9,658	$9,725	$15,030

Loans past due 30 through 89
days and still accruing	$674	$246	$589	$1,232	$622

Classified loans	$55,945	$41,706	$44,170	$43,608	$43,002

Impaired loans	$21,223	$23,065	$25,046	$25,294	$26,546

Allowance for loan and lease losses:
Beginning of period	$36,440	$35,915	$35,751	$33,610	$32,208
Provision for loan and lease losses	1,250	1,650	400	2,200	1,600
Charge-offs, net	6	(1,125)	(236)	(59)	(198)
End of period	$37,696	$36,440	$35,915	$35,751	$33,610

ALLL to nonperforming loans	283.13%	269.33%	233.72%	228.54%	292.41%
ALLL to total loans	1.02%	0.98%	0.98%	0.98%	0.98%

(A)	March 31, 2018, December 31, 2017, September 30, 2017 and June 30, 2017 includes one commercial mortgage totaling $4.9 million. The loan was past maturity at June 30, 2017, however interest payments continued to be made. The loan is secured by real estate valued at $7.0 million as of October 2017.
(B)	Amounts reflect TDRs that are paying according to restructured terms.
(C)	Amount does not include $8.0 million at March 31, 2018, $8.1 million at December 31, 2017, $9.1 million at September 30, 2017, $9.6 million at June 30, 2017 and $4.6 million at March 31, 2017 of TDRs included in nonaccrual loans.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	March 31,	Dec 31,	March 31,
	2018	2017	2017
Capital Adequacy

Equity to total assets (A)	9.74%	9.47%	8.64%

Tangible Equity to tangible assets (B)	9.25%	8.97%	8.56%

Book value per share (C)	$22.32	$21.68	$19.39

Tangible Book Value per share (D)	$21.07	$20.40	$19.22

	March 31,		Dec 31,		March 31,
	2018		2017		2017
Regulatory Capital – Holding Company

Tier I leverage	$401,498	9.46%	$382,870	9.04%	$338,561	8.66%

Tier I capital to risk weighted assets	401,498	11.77	382,870	11.31	338,561	10.79

Common equity tier I capital ratio
to risk-weighted assets	401,496	11.77	382,868	11.31	338,558	10.79

Tier I & II capital to
risk-weighted assets	522,273	15.32	502,334	14.84	420,967	13.41

Regulatory Capital – Bank

Tier I leverage	$466,896	11.00%	$448,812	10.61%	$375,931	9.61%

Tier I capital to risk weighted assets	466,896	13.70	448,812	13.27	375,931	11.98

Common equity tier I capital ratio
to risk-weighted assets	466,894	13.70	448,810	13.27	375,928	11.98

Tier I & II capital to
risk-weighted assets	504,592	14.81	485,252	14.34	409,541	13.05

(A)	Equity to total assets is calculated as total shareholders’ equity as a percentage of total assets at period end.
(B)	Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible equity as a percentage of tangible assets at period end is calculated by dividing tangible equity by tangible assets at period end. See Non-GAAP financial measures reconciliation included in these tables beginning on page 22.
(C)	Book value per common share is calculated by dividing shareholders’ equity by period end common shares outstanding.
(D)	Tangible book value per share is different than book value per share because it excludes intangible assets. Tangible book value per share is calculated by dividing tangible equity by period end common shares outstanding. See Non-GAAP financial measures reconciliation tables beginning on page 22.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
Residential loans retained	$11,642	$20,791	$22,322	$54,833	$64,831
Residential loans sold	7,672	8,282	10,596	6,491	3,115
Total residential loans	19,314	29,073	32,918	61,324	67,946

Commercial real estate	34,385	19,090	24,870	46,931	33,216
Multifamily	21,000	5,400	85,488	78,824	47,125
Commercial (C&I) loans (A) (B)	118,425	141,672	131,321	158,476	128,130
SBA	4,270	9,640	4,560	3,900	1,700
Wealth lines of credit (A)	19,238	14,800	15,200	14,905	7,200
Total commercial loans	197,318	190,602	261,439	303,036	217,371

Installment loans	1,350	802	1,967	2,075	2,146

Home equity lines of credit (A)	2,497	4,513	6,879	5,444	6,973

Total loans closed	$220,479	$224,990	$303,203	$371,879	$294,436

(A)	Includes loans and lines of credit that closed in the period, but not necessarily funded.
(B)	Includes equipment finance.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	March 31, 2018			March 31, 2017
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$339,556	$1,925	2.27%	$289,237	$1,504	2.08%
Tax-exempt (1) (2)	24,304	198	3.26	27,152	199	2.93

Loans (2) (3):
Mortgages	574,400	4,731	3.29	544,854	4,473	3.28
Commercial mortgages	2,013,128	18,407	3.66	2,035,304	17,732	3.48
Commercial	969,496	10,487	4.33	648,266	6,380	3.94
Commercial construction	—	—	—	390	4	4.10
Installment	81,762	670	3.28	69,415	501	2.89
Home equity	65,158	660	4.05	66,311	557	3.36
Other	455	11	9.67	514	11	8.56
Total loans	3,704,399	34,966	3.78	3,365,054	29,658	3.53
Federal funds sold	101	—	0.25	101	—	0.25
Interest-earning deposits	99,471	357	1.44	137,589	264	0.77
Total interest-earning assets	4,167,831	37,446	3.59%	3,819,133	31,625	3.31%
Noninterest-earning assets:
Cash and due from banks	4,686			21,615
Allowance for loan and lease losses	(37,076)			(32,913)
Premises and equipment	29,256			30,279
Other assets	99,541			73,467
Total noninterest-earning assets	96,407			92,448
Total assets	$4,264,238			$3,911,581
LIABILITIES:
Interest-bearing deposits:
Checking	$1,143,152	$1,757	0.61%	$1,029,012	$862	0.34%
Money markets	1,033,937	1,946	0.75	1,068,552	934	0.35
Savings	121,065	16	0.05	120,623	16	0.05
Certificates of deposit – retail	555,564	2,149	1.55	448,844	1,570	1.40
Subtotal interest-bearing deposits	2,853,718	5,868	0.82	2,667,031	3,382	0.51
Interest-bearing demand – brokered	180,000	680	1.51	180,000	720	1.60
Certificates of deposit – brokered	72,601	429	2.36	93,733	491	2.10
Total interest-bearing deposits	3,106,319	6,977	0.90	2,940,764	4,593	0.62
Borrowings	86,458	370	1.71	60,123	303	2.02
Capital lease obligation	8,963	107	4.78	9,605	115	4.79
Subordinated debt	83,043	1,221	5.88	48,775	783	6.42
Total interest-bearing liabilities	3,284,783	8,675	1.06	3,059,267	5,794	0.76
Noninterest-bearing liabilities:
Demand deposits	539,882			501,183
Accrued expenses and
other liabilities	29,358			19,151
Total noninterest-bearing liabilities	569,240			520,334
Shareholders’ equity	410,215			331,980
Total liabilities and
shareholders’ equity	$4,264,238			$3,911,581
Net interest income		$28,771			$25,831
Net interest spread			2.53%			2.55%
Net interest margin (4)			2.76%			2.71%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 21 percent federal tax rate at March 31, 2018 and a 35 percent federal tax rate at March 31, 2017.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	March 31, 2018			Dec 31, 2017
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$339,556	$1,925	2.27%	$316,148	$1,726	2.18%
Tax-exempt (1) (2)	24,304	198	3.26	24,836	183	2.95

Loans (2) (3):
Mortgages	574,400	4,731	3.29	598,407	4,880	3.26
Commercial mortgages	2,013,128	18,407	3.66	2,053,221	19,039	3.71
Commercial	969,496	10,487	4.33	886,170	9,263	4.18
Installment	81,762	670	3.28	85,390	656	3.07
Home equity	65,158	660	4.05	68,485	667	3.90
Other	455	11	9.67	638	11	6.90
Total loans	3,704,399	34,966	3.78	3,692,311	34,516	3.74
Federal funds sold	101	—	0.25	101	—	0.25
Interest-earning deposits	99,471	357	1.44	125,495	305	0.97
Total interest-earning assets	4,167,831	37,446	3.59%	4,158,891	36,730	3.53%
Noninterest-earning assets:
Cash and due from banks	4,686			5,096
Allowance for loan and lease losses	(37,076)			(37,000)
Premises and equipment	29,256			29,670
Other assets	99,541			96,607
Total noninterest-earning assets	96,407			94,373
Total assets	$4,264,238			$4,253,264

LIABILITIES:
Interest-bearing deposits:
Checking	$1,143,152	$1,757	0.61%	$1,135,660	$1,591	0.56%
Money markets	1,033,937	1,946	0.75	1,101,862	1,781	0.65
Savings	121,065	16	0.05	120,768	17	0.06
Certificates of deposit – retail	555,564	2,149	1.55	537,685	2,034	1.51
Subtotal interest-bearing deposits	2,853,718	5,868	0.82	2,895,975	5,423	0.75
Interest-bearing demand – brokered	180,000	680	1.51	180,000	751	1.67
Certificates of deposit – brokered	72,601	429	2.36	74,529	445	2.39
Total interest-bearing deposits	3,106,319	6,977	0.90	3,150,504	6,619	0.84
Borrowings	86,458	370	1.71	51,265	267	2.08
Capital lease obligation	8,963	107	4.78	9,136	110	4.82
Subordinated debt	83,043	1,221	5.88	56,444	857	6.07
Total interest-bearing liabilities	3,284,783	8,675	1.06	3,267,349	7,853	0.96
Noninterest-bearing liabilities:
Demand deposits	539,882			567,041
Accrued expenses and
other liabilities	29,358			28,138
Total noninterest-bearing liabilities	569,240			595,179
Shareholders’ equity	410,215			390,736
Total liabilities and
shareholders’ equity	$4,264,238			$4,253,264
Net interest income		$28,771			$28,877
Net interest spread			2.53%			2.57%
Net interest margin (4)			2.76%			2.78%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 21 percent federal tax rate at March 31, 2018 and a 35 percent federal tax rate at December 31, 2017.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. We calculate tangible book value per share by dividing tangible equity by period end common shares outstanding, as compared to book value per common share, which we calculate by dividing shareholders’ equity by period end common shares outstanding. We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end. We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue. We calculate the efficiency ratio by dividing total noninterest expenses, excluding ORE provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue. We believe that this provides one reasonable measure of core expenses relative to core revenue.

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios. Our management internally assesses our performance based, in part, on these measures. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies. A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

Non-GAAP Financial Reconciliation

(Dollars in thousands, except share data)

	Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
Tangible Book Value Per Share	2018	2017	2017	2017	2017
Shareholders’ equity	$422,406	$403,678	$379,936	$356,847	$340,928
Less: Intangible assets, net	23,656	23,836	15,064	3,095	3,126
Tangible equity	398,750	379,842	364,872	353,752	337,802

Period end shares outstanding	18,921,114	18,619,634	18,214,759	17,846,404	17,579,274
Tangible book value per share	$21.07	$20.40	$20.03	$19.82	$19.22
Book value per share	22.32	21.68	20.86	20.00	19.39

Tangible Equity to Tangible Assets
Total assets	$4,336,494	$4,260,547	$4,176,332	$4,165,679	$3,947,562
Less: Intangible assets, net	23,656	23,836	15,064	3,095	3,126
Tangible assets	4,312,838	4,236,711	4,161,268	4,162,584	3,944,436
Tangible equity to tangible assets	9.25%	8.97%	8.77%	8.50%	8.56%
Equity to assets	9.74%	9.47%	9.10%	8.57%	8.64%

	Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
Efficiency Ratio	2018	2017	2017	2017	2017
Net interest income	$28,393	$28,586	$29,992	$26,972	$25,591
Total other income	10,215	10,606	8,831	8,171	7,019
Less: Gain on loans held for sale
at lower of cost or fair value	—	378	34	—	—
Less: Securities losses, net	(78)	—	—	—	—
Total recurring revenue	38,686	38,814	38,789	35,143	32,610

Operating expenses	23,337	24,251	21,961	20,095	19,304
Total operating expense	23,337	24,251	21,961	20,095	19,304

Efficiency ratio	60.32%	62.48%	56.62%	57.18%	59.20%